                                                                     EXHIBIT 4.6

                           SECURITYHOLDERS AGREEMENT


          AGREEMENT, dated as of January 17, 1997, among Litigation Resources of America, Inc., a Texas corporation (the "Company"), the investors listed on
Exhibit I.A hereto (the "Investors") and the shareholders of the Company listed on Exhibit I.B hereto (the "Shareholder").

                                   RECITALS
                                   --------

          WHEREAS, the Company is concurrently herewith entering into a Securities Purchase Agreement with the Investors, and Looney & Company and Klein, Bury and Associates, Inc., as Guarantors, both wholly owned subsidiaries of the Company, dated as of the date hereof (the "Securities Purchase Agreement"), authorizing the issuance and delivery of (i) $9,000,000 of 12% Senior Subordinated Notes (the "Notes") and (ii) 1,000,000 shares of the Company's Series A Convertible Preferred Stock, par value $1.00 per share (the "Convertible Preferred Stock").

          WHEREAS, it is a condition to the execution of the Securities Purchase Agreement that the parties hereto enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

          Section 1.1  Definitions. Capitalized terms used but not defined
                       -----------
herein shall have the meaning ascribed to them in the Securities Purchase Agreement. As used herein, the following terms shall have the following meanings:

          "AFFILIATE" shall mean, with respect to any person or entity, (i) any
           ---------
other person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person or entity, (ii) any other person or entity which, directly or indirectly, beneficially owns or holds 5% or more of any class of voting stock of such person or entity, or (iii) any person or entity of which, directly or indirectly, such person or entity owns or holds 5% or more of any equity security (as defined in the Securities Act). The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether by virtue of the ownership of voting stock, by contract or otherwise.

          "COMPANY" shall have the meaning set forth in the preamble.
           -------

          "CONVERTIBLE PREFERRED STOCK" shall have the meaning set forth in the
           ---------------------------
first recital.

          "INITIATING SHAREHOLDER" shall have the meaning specified in Section
           ----------------------
2.4 (a).

          "INVESTORS" shall have the meaning set forth in the preamble.
           ---------

          "NOTES" shall have the meaning set forth in the first recital.
           -----

          "OTHER PERMITTED TRANSFEREE" shall mean with respect to any
           --------------------------
Shareholder who is a natural person:

               (i) Any person related by lineal or collateral consanguinity to such Shareholder or to the spouse of such Shareholder;

               (ii) the spouse of such Shareholder or of any person described in clause (i) above; and

               (iii) all persons related to those persons described in clause
     (i) or clause (ii) by lineal or collateral consanguinity.

For purposes of this definition of Other Permitted Transferee (i) adopted persons shall be considered the natural born child of their adoptive parents;
(ii) lineal consanguinity is that relationship that exists between persons of whom one is descended (or ascended) in a direct line from the other, as between son, father, grandfather, great-grandfather; and (iii) collateral consanguinity is that relationship that exists between persons who have the same ancestors, but who do not descend (or ascend) from the other, as between uncle and nephew, or cousin and cousin.

          "OWNED" as to any Shares shall mean all Shares as to which any Person
           -----
would be deemed to be a beneficial owner, within the meaning of Rule 13d-3 of the Exchange Act.

          "PARTICIPATING OFFEREE" shall have the meaning specified in Section
           ---------------------
2.4 (a).

          "PARTICIPATION NOTICE" shall have the meaning specified in Section 2.4
           --------------------
(a).

          "PARTICIPATION SECURITIES" shall have the meaning specified in Section
           ------------------------
2.4 (a).

          "PARTICIPATION TRANSFER" shall have the meaning specified in Section
           ----------------------
2.4 (a).

          "SECURITIES" shall mean the Notes and the Convertible Preferred Stock.
           ----------

          "SECURITIES PURCHASE AGREEMENT" shall have the meaning set forth in
           -----------------------------
the first recital.

          "SHAREHOLDER" shall have the meaning set forth in the preamble.
           -----------

          "SHAREHOLDER RELATION" shall mean (i) any Other Permitted Transferee
           --------------------
of an individual Shareholder, (ii) any inter-vivos trust whose principal beneficiary is such individual Shareholder or any Other Permitted Transferee of such individual Shareholder created during their respective lifetimes and not as a result of death, (iii) any family limited partnership in which an individual Shareholder is a general or limited partner, and (iv) the legal representative or guardian of such individual Shareholder or any Other Permitted Transferee of such individual Shareholder appointed during their respective lifetimes and not as a result of death.

          "SHARES" shall mean the shares of Common Stock and any other shares of
           ------
capital stock of the Company.

          "TRANSFER" shall have the meaning set forth in Section 2.1 hereof.
           --------

          "TRANSFEREE" shall mean any Person acquiring Shares from the
           ----------
Shareholder and any subsequent transferee of any such Person herein referred to as a "Transferee" of such Person.

                                  ARTICLE II
                           RESTRICTIONS ON TRANSFER

          Section 2.1 Transfer of Shares. During the term of this Agreement, the
                      ------------------
Shareholder shall not, directly or indirectly, offer, sell, assign, transfer, grant a participation interest in, pledge (excluding any pledge pursuant to the Stock Pledge Agreement by and between the Company and the Shareholder), encumber or otherwise dispose of, or place in trust (voting or otherwise) (each such transaction being herein called a "Transfer") any Shares Owned by the Shareholder unless such transfer is in accordance with the provisions of this Agreement.

          Section 2.2 Agreement to be Bound. No Transfer of Shares by the
                      ---------------------
Shareholder shall be effective unless (i) the certificates representing such Shares issued to the Transferee shall bear the legend provided in Section 2.3 and (ii) the Transferee (if not already a party hereto) shall have executed and delivered to each Investor and Shareholder, as a condition precedent to such Transfer, an instrument or instruments reasonably satisfactory to such parties confirming that the Transferee agrees to be bound by the terms of this Agreement in the same manner as such Transferee's transferor, except as otherwise provide in this Agreement.

          Section 2.3  Restrictive Legend. Each certificate evidencing Shares
                       ------------------
Owned by the Shareholder shall be conspicuously stamped or otherwise imprinted with a legend in substantially the following form:

                       THE SHARES REPRESENTED BY THIS
          CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CAN BE TRANSFERRED ONLY PURSUANT TO THE TERMS OF A SECURITYHOLDERS AGREEMENT DATED AS OF JANUARY 17, 1997 AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS SECURITIES. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

          Section 2.4  Participation Rights. As long as any Notes remain
                       --------------------
outstanding, the Shareholder shall not Transfer any Shares Owned by such Shareholder (including any Shares which may be acquired after the date hereof). The provisions of the preceding sentence of this Section 2.4 shall not apply to a transfer of any Shares owned by the Shareholder, either during his lifetime or on death by will or intestacy to a Shareholder Relation, provided, in each such case, a transferee shall receive and hold such Shares subject to the provisions of this Article II, including Section 2.2, and there shall be no further transfer of such Shares in accordance herewith. Thereafter and until such time as the Company has made a Qualifying Public Offering, the Shareholder hereto shall not Transfer any shares of Common Stock Owned by such Shareholder (except pursuant to Rule 144) unless the following terms and conditions have been satisfied:

          (a) The Shareholder (the "Initiating Shareholder") shall give notice of any intended Transfer (each, a "Participation Transfer") to each Investor (each, a "Participating Offeree"). Such notice (the "Participation Notice") shall set forth the terms and conditions of such proposed Participation Transfer, including the name of the prospective transferee, the number of Shares proposed to be Transferred (the "Participation Securities"), the purchase price per share proposed to be paid therefor, the payment terms and type of Participation Transfer to be effectuated, and any other material terms and conditions of such proposed Participation Transfer. Within 20 days following the delivery of the Participation Notice by the Initiating Shareholder, each Participating Offeree shall have the right, but not the obligation, to participate in such Participation Transfer by Transferring (up to the number of shares of Common Stock Owned by such Participating Offeree), that number of shares equal to the product obtained by multiplying (i) the total number of shares of

Common Stock proposed to be Transferred in the Participation Transfer times (ii) a fraction, the numerator of which shall be equal to the aggregate number of shares of Common Stock Owned by such Participating Offeree (or issuable upon conversion in full of any Convertible Preferred Stock held thereby) immediately prior to the Participation Transfer and the denominator of which is equal to the sum of (x) the aggregate number of shares of Common Stock Owned by the Initiating Shareholder immediately prior to the Participation Transfer plus (y) the aggregate number of shares of Common Stock Owned by all other Participating Offerees (or issuable upon conversion in full of any Convertible Preferred Stock held thereby) immediately prior to the participation Transfer and (z) the aggregate number of shares of Common Stock comprising the numerator. In the event that a participating Offeree elects not to participate in the participation Transfer, then the other Participating Offerees may sell additional shares pro rata to the extent of such Participating Offeree's
                  --- ----
non-participation. Any such Participation Transfers shall be on the same terms and conditions as the proposed Participation Transfer by the Initiating Shareholder.

          (b) The closing of any proposed Participating Transfer in respect of which a Participation Notice has been delivered shall occur not earlier than 30 days nor more than 90 days after the date the last Participation Notice has been given. The closing shall be held at 10.00 a.m., local time, on the date of closing at the principal office of the Company, or at such other time or place as the parties to such transaction mutually agree. At the closing, the Initiating Shareholder, together with all Participating Offerees electing to transfer shares of Common Stock, shall deliver to the proposed Transferee (i) certificates evidencing the shares of Common Stock to be transferred pursuant thereto, free and clear of any lien, claim or encumbrance and (ii) such other documents, including, without limitation, executed stock powers and evidence of ownership and authority, as the Transferees shall reasonably request, and shall receive in exchange therefor the consideration to be paid or delivered by the proposed Transferee in respect of such shares as described in the Participation Notice.

          (c) Notwithstanding anything contained in this Section 2.4, the Transfers permitted by this Section 2.4 shall not include pledges or encumbrances of Shares.

          Section 2.5 Improper Transfer. Any attempt to Transfer any Shares not
                      -----------------
in compliance with this Agreement shall be null and void and neither the Company nor any transfer agent shall give any effect in the Company's stock records to such attempted Transfer.

          Section 2.6 Adjustment of Time Periods. The closing referred to in
                      --------------------------
Section 2.4(b) shall be extended for such amount of time as is necessary for expiration of all regulatory holding periods and to obtain any governmental and regulatory consents and approvals necessary in respect of the purchase or sale of Shares to take place at such closing.

                                  ARTICLE III
                                 MISCELLANEOUS

          Section 3.1 Board of Directors. (a) As long as (i) any of the Notes
                      ------------------
are outstanding or (ii) the Investors hold at least 10% of the Convertible Preferred Stock held by them on the date hereof or at least 10% of the Common Stock obtained through conversion of the Convertible Preferred Stock held by them on date hereof, the Company and the Shareholder shall take all action within their respective power, including, but not limited to, the voting of capital stock of the Company Owned by them, required to (i) cause the Board of Directors of the Company to at all times consist of that number of nominees designated by the Investors elected to the Board of Directors of the Company that would constitute a majority of the Board of Directors of the Company (the "Designees") and (ii) cause the number and composition of directors of the Board of Directors of any Subsidiary to be identical to the number of directors of the Board of Directors of the Company; provided, however, that if the number of
                                   --------  -------
directors or the composition of the Board of Directors of any Subsidiary differs from the number of directors or the composition of the Board of Directors of the Company, then and in addition to the requirement of clause (i) above, the Company and the Shareholder shall, and shall cause such Subsidiary to, use its best efforts to, have that number of nominees designated by the Investors elected to the Board of Directors of such Subsidiary as the Investors request. The Shareholder and the Company agree to vote any of their Shares which are outstanding at all meetings of stockholders of the Company (or any written consents in lieu thereof) in which directors are elected in favor of the Designees.

          (b) In the event that any Designee (the "Withdrawing Director"), designated in the manner set forth in Section 3.1(a) above is unable to serve, or once having commenced to serve, is removed or withdraws from the Board of Directors of the Company such Withdrawing Director's replacement (the "Substitute Director") on the Board of Directors of the Company will be designated by the Investors. The Company and the Shareholder agree to take all action within their respective power, including, but not limited to, the voting of outstanding capital stock of the Company to cause the election of such Substitute Director as soon as practicable following his designation.

          (c) In the event the Investors entitled to designate a Director pursuant to this Agreement cease to be entitled, the vacancy resulting therefrom shall be filled by the remaining directors or by the stockholders in the manner provided by applicable law or the number of directors constituting the Board shall be reduced. In the event the Investors entitled to designate a Director pursuant to this Agreement choose not to designate a Director such directorship shall remain vacant.

          Section 3.2  Termination of Agreement. This Agreement shall terminate
                       ------------------------
as follows:

               (a) upon the agreement of the Company, the Shareholders and the Investors;

               (b) on such date as there are no longer any Notes or Convertible Preferred Stock (or any securities issued upon conversion of the Convertible Preferred Stock) outstanding and all shares of Common Stock which may be issued upon conversion of the Convertible Preferred Stock shall be free of any volume restrictions on transfer, including, but not limited to, any restrictions pursuant to Rule 144 (other than as a result of the shareholder's affiliation with a director of the Company), as such rule may be amended from time to time; or

               (c)  after ten (10) years from the date hereof; provided,
                                                               --------
          however, that if this Agreement is terminated pursuant to this Section
          -------
          3.2(c) the parties agree to use their respective best efforts to enter into a new agreement containing the same terms as set forth herein.

          Section 3.3  Representations. Each party hereto represents that (i)
                       ---------------
the execution and delivery of this Agreement and the performance of such party's obligations hereunder will not violate or conflict with any material agreement to which such party is a party or any law, rule, license, regulation, judgment, order, ruling or decree governing or affecting such party; (ii) no consents or filings with any governmental authority or any other person are required to be obtained or made in connection with such party's execution, delivery and performance of this Agreement; and (iii) this Agreement constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms.

          Section 3.4  Representations, Warranties and Covenants of the
                       ------------------------------------------------
Shareholder. The Shareholder represents and warrants to the Investors that all
-----------
the shareholders of the Company who are Affiliates of such Shareholder are parties to this Agreement. The Shareholder represents and warrants that this Agreement does not violate any material agreement, instrument, order, writ, judgment or decree to which it is a party, or by which any of his properties or assets are bound. The Shareholder covenants that if after the date hereof any person or entity who is or becomes a shareholder of the Company is or becomes an Affiliate of such Shareholder, then such Shareholder shall use all reasonable efforts to cause such person or entity to become a party to this Agreement.

          Section 3.5  Company Covenant. The Company covenants and agrees that
                       ----------------
it will promptly cause the Notes to be fully paid at such time as the Company has sufficient funds to fully pay the Notes, to the extent such funds (i) are permitted to be used to pay the Notes under applicable law and are not otherwise legally or contractually restricted (e.g. because they are restricted under bank loan covenants or because they are proceeds of a public offering the use of which proceeds has otherwise been designated in the offering) and (ii) are not reasonably needed or better utilized for other proper corporate purposes as determined by the Board of Directors of the Company.

          Section 3.6  Successors and Assigns. All agreements contained herein
                       ----------------------
by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, including, without limitation, any Person who acquires any Securities (or any securities issued in exchange for any of the Notes or upon conversion of any Convertible Preferred Stock) from any party.

          Section 3.7  Notices. All communications provided for hereunder shall
                       -------
be sent by first class mail or overnight courier and, if to any Investor, addressed to the Investor in the manner in which its address appears on Exhibit I.A hereto, with a copy to William J. Grant, Jr., Esq., at Willkie Farr & Gallagher, 153 East 53rd Street, New York, New York 10022; if to the Shareholder, addressed to the Shareholder at the address set forth below such Shareholder's name on Exhibit I.B hereto; and if to the Company, addressed to it at Litigation Resources of America, Inc., 3850 Nationsbank Center, 700 Louisiana Street, Houston, Texas 77002-2731, Attn: G. Kent Kahle, President, Attention:
Office of the President, or to such other address with respect to any party as such party shall notify the other in writing.

          Section 3.8  Descriptive Headings. The descriptive headings of the
                       --------------------
several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          Section 3.9  Governing Law. The corporate law of the State of New York
                       -------------
will govern all issues concerning the relative rights of the Company, on the one hand, and the Shareholder and the Investors, on the other hand. All other questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed and enforced in accordance with, the law of the State of New York without regard to the conflicts of laws principals thereof.

          Section 3.10 Remedies. In case any one or more of the provisions set
                       --------
forth in this Agreement shall have been breached by the Company or the Shareholder or Investor, the Company or the Shareholder or Investors (or any of them), as applicable, may proceed to protect and enforce its or their rights either by suit in equity and/or by action at law including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such provision contained in this Agreement. The Company, or any Investor acting pursuant to this Section
3.10 shall be indemnified against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with paragraph 12B of the Securities Purchase Agreement.

          Section 3.11  Entire Agreement. This Agreement, the Securities
                        ----------------
Purchase Agreement, the Registration Rights Agreement, the Subsidiary Guarantee and the other writings referred to herein or therein or delivered pursuant hereto or thereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto. This Agreement shall not constitute a valid and binding agreement, enforceable in accordance with its terms, until it has been executed and delivered by duly authorized representatives of each party hereto.

          Section 3.12  Severability. Any provision of this Agreement that is
                        ------------
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provision hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdicition.

          Section 3.13  Amendments. This Agreement may not be changed orally, but
                        ----------
only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

          Section 3.14  Counterparts. This Agreement may be executed in any
                        ------------
number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute, one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

          IN WITNESS WHEREOF the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.


                                        LITIGATION RESOURCES OF AMERICA, INC.


                                        By: /s/ Richard O. Looney
                                            ---------------------------------
                                            Name: Richard O. Looney
                                            Title: CEO


                                        SHAREHOLDER:


                                        /s/ Richard O. Looney
                                        -------------------------------------
                                        Richard O. Looney

                                       INVESTORS:


                                       DELAWARE STATE EMPLOYEES'
                                       RETIREMENT FUND


                                       By:  Pecks Management Partners Ltd.
                                              Its Investment Advisor


                                       By: /s/ Robert J. Cresci
                                           ------------------------------
                                               Robert J. Cresci
                                               Managing Director


                                       DECLARATION OF TRUST FOR DEFINED BENEFIT
                                       PLAN OF ICI AMERICAN HOLDING INC.


                                       By:  Pecks Management Partners Ltd.
                                              Its Investment Advisor


                                       By: /s/ Robert J. Cresci
                                           ------------------------------
                                               Robert J. Cresci
                                               Managing Director


                                       DECLARATION OF TRUST FOR DEFINED BENEFIT
                                       PLAN OF ZENECA HOLDING INC.


                                       By:  Pecks Management Partners Ltd.
                                              Its Investment Advisor


                                       By: /s/ Robert J. Cresci
                                           ------------------------------
                                               Robert J. Cresci
                                               Managing Director

                            EXHIBIT I.A (INVESTORS)
                            -----------------------

DELAWARE STATE EMPLOYEES'
  RETIREMENT FUND
c/o Pecks Management Partners Ltd.
One Rockefeller Plaza
New York, NY 10020

DECLARATION OF TRUST FOR
DEFINED BENEFIT PLAN OF ICI
AMERICAN HOLDINGS INC.
c/o Pecks Management Partners Ltd.
One Rockefeller Plaza
New York, NY 10020

DECLARATION OF TRUST FOR
DEFINED BENEFIT PLAN OF
ZENECA HOLDINGS INC.
c/o Pecks Management Partners Ltd.
One Rockefeller Plaza
New York, NY 10020

                           EXHIBIT I.B (SHAREHOLDER)
                           -------------------------

Name and Addresses                                        Shares Owned of Record
------------------                                        ----------------------

Richard O. Looney

                     AMENDMENT TO SECURITYHOLDERS AGREEMENT

     This Amendment to the Securityholders Agreement is made and entered into as of the 24th day of September, 1997.

     The Securityholders Agreement dated as of January 17, 1997 (the "Securityholders Agreement"), among Litigation Resources of America, Inc., a Texas corporation (the "Company"), Delaware State Employees' Retirement Fund, Declaration of Trust for Defined Benefit Plan of ICI American Holding Inc. and Declaration of Trust for Defined Benefit Plan of Zeneca Holding Inc. (collectively, the "Investors"), and Richard O. Looney (the "Shareholders") is hereby amended as follows:

     1. Section 3.2 of the Securityholders Agreement is amended to read in its entirety as follows:
          Section 3.2 Termination of Agreement. This Agreement shall terminate as follows:

               (a) Upon the agreement of the Company, the Shareholders and the Investors;

               (b) Immediately prior to the closing of a firm commitment initial public offering of equity securities of the Company that generates net proceeds to the Company of not less than $15 million; or

               (c) After ten (10) years from the date hereof; provided, however, that if this Agreement is terminated pursuant to this Section 3.2(c) the parties agree to use their respective best efforts to enter into a new agreement containing the same terms as set forth herein.

     Dated as of this 24th day of September, 1997.

                         LITIGATION RESOURCES OF AMERICA, INC.


                         By: /s/ Richard O. Looney
                            -----------------------------------------
                            Richard O. Looney
                            President

                            /s/ Richard O. Looney
                            -----------------------------------------
                            Richard O. Looney


                         DELAWARE STATE EMPLOYEES' RETIREMENT FUND

                         By:  Pecks Management Partners Ltd.
                                  Its Investment Advisor


                         By: /s/ Robert J. Cresci
                            -----------------------------------------
                            Name:  Robert J. Cresci
                            Title:    Managing Director,
                                      Pecks Management Partners, Ltd.,
                                      Investment Advisor


                         DECLARATION OF TRUST FOR DEFINED BENEFIT
                         PLAN OF ICI AMERICAN HOLDINGS INC.

                         By:  Pecks Management Partners Ltd.
                                  Its Investment Advisor


                         By: /s/ Robert J. Cresci
                            -----------------------------------------
                            Name:  Robert J. Cresci
                            Title: Managing Director,
                                    Pecks Management Partners, Ltd.,
                                    Investment Advisor

                         DECLARATION OF TRUST FOR DEFINED BENEFIT
                         PLAN OF ZENECA HOLDINGS INC.

                         By:  Pecks Management Partners Ltd.
                                  Its Investment Advisor



                         By: /s/ Robert J. Cresci
                            -----------------------------------------
                            Name:  Robert J. Cresci
                            Title: Managing Director,
                                    Pecks Management Partners, Ltd.,
                                    Investment Advisor

                                      -3-